Exhibit 99.1

Airspan Networks Adds New President and COO, Glenn Laxdal to Execute Growth Strategy and Scale Business

Boca Raton, FL, January 27, 2021 – Airspan Networks Holdings Inc. (NYSE American: MIMO), a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, has hired Glenn Laxdal as President and Chief Operating Officer. Overseeing the Company’s Operations, Customer Service and Product Management divisions, along with the Broadband Mimosa division, Glenn will be responsible for accelerating and executing the company’s revenue and growth strategy.

Laxdal is a senior technology executive with over 25 years of global experience in the wireless, software and computing industries, most recently at Infinera. He has also held senior leadership positions at Ericsson, Blackberry, and Nortel. Laxdal has an established track record of attracting, recruiting and advising global leadership teams and has led organizations of over 1,000 employees, driving profitability and long-term value.

“Bringing on the right leaders with the ability and experience to execute on our aggressive plans is a critical component of our strategy for long-term, sustainable growth,” said Airspan CEO Eric Stonestrom. “Glenn has deep expertise in RAN, working with mobile network operators and understanding the needs of enterprises. He and the other executives who have recently joined the Airspan team are some of the best talent in the industry. They are all focused on accelerating our plans to grow revenue and market share to take advantage of the tremendous market opportunities for 5G, Open RAN, Private Networks and Fixed Wireless Access (FWA) solutions.”

“Airspan is a global leader in 5G networks, wireless broadband, WiFi solutions, and related software and automation capabilities,” said Laxdal.  “I am excited by the opportunity to build on that foundation, intensify our customer focus and grow our solutions to capitalize on the emerging growth opportunities.”

In addition to hiring Laxdal, long-time Airspan executive and former Airspan COO Uzi Shalev has taken on the title of Chief Technology Officer and will continue to lead the company’s R&D operations.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Media Contact:

Howie Waterman

Head of Media Relations

hwaterman@airspan.com

917-359-5505